CNH Industrial N.V. Cranes Farm Road Basildon, Essex, SS14 3AD United Kingdom CNH announces voting results of 2024 Annual General Meeting and publishes 2023 Sustainability Report Basildon, May 3, 2024 CNH Industrial N.V. (NYSE: CNHI) today held its annual general meeting of shareholders. Shareholders re-appointed the Company’s director nominees, including Suzanne Heywood and Scott W. Wine as executive directors1, and Elizabeth Bastoni, Howard W. Buffett, Richard J. Kramer, Karen Linehan, Alessandro Nasi, Vagn Sørensen and Åsa Tamsons as non-executive directors. Shareholders also approved a dividend of $0.47 per common share (equivalent to a total distribution of approximately $585 million), and the AGM approved the Company’s Remuneration Policy. In other voting, shareholders appointed Deloitte Accountants B.V. as the independent auditor for the 2025 financial year and approved the Company’s 2023 financial statements prepared under IFRS. Details of all matters approved today by the AGM are available on the Company's website (www.cnh.com). *** The dividend is payable on May 29, 2024 to shareholders of record on May 13, 2024. Shareholders holding CNH common shares deposited in Monte Titoli on the record date will receive the dividend in Euro at the official EUR/USD exchange rate of May 13, 2024 reported by the European Central Bank. *** Concurrently with the AGM, the Company published its 2023 Sustainability Report. This Report has been prepared with reference to the GRI Standards and in alignment with the Sustainability Accounting Standards Board (SASB) framework. It includes the previous sustainability priorities, related strategic targets and the main results achieved by CNH. To consult the Report online, visit: bit.ly/CNHSustainabilityReport2023 1 As previously announced, Scott W. Wine has announced his resignation as Chief Executive Officer and Executive Director of CNH Industrial N.V., as well as from all other positions that he holds with CNH, effective as of July 1, 2024. Exhibit 99.1

CNH Industrial (NYSE: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Hemisphere, a leading designer and manufacturer of high-precision satellite-based positioning, and heading technologies; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions. Across a history spanning over two centuries, CNH has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH’s 40,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world. For more information and the latest financial and sustainability reports visit: cnh.com For news from CNH and its Brands visit: media.cnh.com Contacts: Media Relations Email: mediarelations@cnh.com Investor Relations Email: investor.relations@cnh.com